Exhibit 99.01

For Immediate Release	Investor Contact: Michael Neufeld
(903) 595-4139

Pegasi Energy Resources Corporation Announces The Spudding of The Huntington #4 in Marion County, Texas

Tyler, Texas, October 7, 2014/PrimeNewswire/ - Pegasi Energy Resources Corp. (OTCQB: PGSI) (“Pegasi” or the “Company”), an East Texas based oil and gas exploration and production company headquartered in Tyler, Texas, today announced the spudding of The Huntington #4 well in Marion County, Texas.

At 4pm on October 6th drilling had reached a depth of 1,714 ft.

The Huntington #4 well is the first in a planned program of ten wells to develop the Travis Peak and Cotton Valley gas/condensate and oil bearing formations at depths of up to 9,200 ft.  Both vertical and horizontal wells are planned in the program to develop oil and gas resources on Pegasi’s acreage in Marion County.

Pacific World Energy (PWE) is financing the drilling program. Under the terms of PWE’s existing participation agreement with the Company, PWE pays the full cost of drilling and completing the wells in the drilling program to earn a working interest in each well.

About Pegasi Energy Resources Corporation

Pegasi Energy Resources Corporation is an organic growth-oriented independent oil and gas exploration and production company, headquartered in Tyler, Texas. Pegasi is focused on a repeatable, low geological risk, high potential project in the active East Texas oil and gas region. The Company’s strategy is focused on establishing a portfolio of drilling opportunities to exploit undeveloped reserves to grow production, as well as undertaking exploration to grow future reserves. Additional information concerning Pegasi Energy is available at www.pegasienergy.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as "anticipate," "believe," "forecast," "estimated" and "intend," among others. These forward-looking statements are based on the Company’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, history of losses; speculative nature of oil and natural gas exploration, particularly in the Rodessa Oil Field in East Texas on which the Company is focused; substantial capital requirements and ability to access additional capital; ability to meet the drilling schedule; changes in tax regulations applicable to the oil and natural gas industry; relationships with partners and service providers; ability to acquire additional leasehold interests or other oil and natural gas properties; defects in title to the Company's oil and natural gas interests; ability to manage growth in the Company's businesses; ability to control properties that the Company does not operate; lack of diversification; competition in the oil and natural gas industry; global financial conditions; oil and natural gas realized prices; ability to market and distribute oil and natural gas produced; seasonal weather conditions; and government regulation of the oil and natural gas industry, including potential regulations affecting hydraulic fracturing and environmental regulations such as climate change regulations. The Company does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K filed with the SEC on March 24, 2014 and future periodic reports filed with the Securities and Exchange Commission. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date hereof.